Exhibit 99.1

	Contacts:	Jay Brown, CFO Fiona McKone, VP — Finance Crown Castle International Corp.
FOR IMMEDIATE RELEASE		713-570-3050

CROWN CASTLE INTERNATIONAL ANNOUNCES
PROPOSED SENIOR SECURED NOTES OFFERING
BY CERTAIN SUBSIDIARIES
April 15, 2009 — HOUSTON, TEXAS — Crown Castle International Corp. (NYSE: CCI) announced today that certain of its indirect subsidiaries intend to offer, in a private transaction, up to $1.1 billion of Senior Secured Notes due 2017 (“Notes”). Such subsidiaries hold a portion of the U.S. towers acquired by Crown Castle in its acquisition of Global Signal, Inc. The Notes will be secured on a first priority basis by a pledge of the equity interests of the subsidiaries holding such towers and by certain other assets of such subsidiaries.
The net proceeds of the offering will be used by the subsidiaries, together with other cash, to repay in full the Commercial Mortgage Pass-Through Certificates, Series 2006-1 issued in 2006 by Global Signal Trust III and the related mortgage loans, together with related prepayment premiums, in accordance with their terms.
The Notes will be obligations of the subsidiaries that are currently obligors under the mortgage loans being repaid. The Notes will not be guaranteed by and will not be obligations of Crown Castle International Corp. or any of its other subsidiaries.
This press release is not an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which any such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The Notes will be offered to qualified institutional buyers under Rule 144A and to persons outside of the United States under Regulation S. The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

News Release continued:	Page 2 of 2
Crown Castle owns, operates, and leases towers and other communication structures for wireless communications. Crown Castle offers significant wireless communications coverage to 91 of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 22,000 and approximately 1,600 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit http://www.crowncastle.com.
Cautionary Language Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle’s filings with the Securities and Exchange Commission.